Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2015, with respect to the consolidated balance sheet as of December 31, 2014 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2014 included in the Annual Report of SAExploration Holdings, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of SAExploration Holdings, Inc. on Form S-4 (File No. 333-192034, effective January 6, 2014) and on Forms S-8 (File No. 333-195365, effective April 18, 2014, and File No. 333-195366, effective April 18, 2014).

/s/ Pannel Kerr Forster of Texas, P.C.

Houston, Texas
March 25, 2015